Exhibit 10.7

Executive Severance Benefit Agreement ("Agreement') between

Ronald A. Rittenmeyer ("Executive") and EDS

This Agreement between Electronic Data Systems Corporation ("EDS" or "the Company") and Ronald A. Rittenmeyer ("Executive"), which supersedes and replaces all Executive Severance Benefit Agreements previously executed between EDS and Executive (which previous Agreements Executive acknowledges are of no further force or effect), is entered into and effective as of the date executed by Executive as indicated on the last page of this Agreement ("Effective Date").

1.        Separation Benefits:

(a) If Executive is involuntarily terminated without Cause or resigns for Good Reason (as both are defined in Exhibit "A") on or before December 31, 2010, EDS shall provide Executive (subject to Paragraph 1(b) below), in lieu of any other separation and/or severance payments or benefits, the following:

                  (i)      a lump sum payment, within 5 days after the Date of Termination (as defined in Exhibit "A"), equal to Executive's accrued, but unpaid base salary through the Date of Termination, less all applicable deductions;

                  (ii)     a lump sum payment, within 53 days after the Date of Termination, equivalent to two (2) times Executive's final annual base salary, less all applicable deductions;

                  (iii)    a lump sum payment, within 53 days after the Date of Termination, equivalent to two (2) times Executive's annual performance bonus target as approved by the Compensation and Benefits Committee for the year in which he/she is terminated, less all applicable deductions;

(iv)    a Prorated Portion of any unvested Performance RSUs awarded to Executive on or after January 1, 2005, shall vest and will be issued on the regularly scheduled vesting date, as provided in the grant agreement for such Performance RSUs, and will be subject to all restrictions regarding their sale or transfer as specified in the applicable grant agreement.  For purposes of this Agreement, the term "Performance RSUs" shall mean restricted stock units awarded to Executive pursuant to a grant agreement specifying that the actual number of stock units to ultimately be awarded at the end of the performance period is contingent upon specified criteria related to EDS' performance.  For purposes of this Paragraph 1(a)(iv), the "Prorated Portion" shall be determined by multiplying the number of Performance RSUs that would have otherwise vested on the scheduled vesting date following the completion of the performance period if Executive had not previously separated from employment with EDS (based on EDS' achievement of the specified performance metrics for the applicable Performance RSUs, as provided for in the applicable grant agreement) by a fraction, the numerator of which shall be the number of complete months between the commencement date of the performance period for the applicable Performance RSUs and Date of Termination, and the denominator being the total number of months in the performance period for the applicable Performance RSUs;

(v)     excluding any Performance RSUs, the sign-on stock option award identified in Executive's offer letter dated June 27, 2005, and any deferred stock units, a Prorated Portion of all other restricted stock units and/or stock options awarded to Executive on or after January 1, 2005, that remain unvested on the Date of Termination shall immediately vest and shall be immediately freed of any restrictions regarding their sale or transfer (other than any such restrictions arising by operation of law) and such restricted stock units shall be issued within 53 days after the Date of Termination.  The accelerated distribution provided by this Paragraph 1(a)(v) is made in reliance on the provision in Treasury Regulation Section 1.409A-3(b) permitting distribution on the earlier of the schedule set forth in the applicable restricted stock unit award agreement and the Executive's separation from service under this Agreement. For purposes of this Paragraph 1(a)(v), the "Prorated Portion" shall be determined by: (A) multiplying the number of stock units and/or stock options granted in association with each applicable award by a fraction (not to exceed 1.0), the numerator of which shall be the number of complete months between the grant date for each applicable award and the Date of Termination, and the denominator being the total number of months between the grant date and the last vesting date when such grant becomes fully vested (100%) for each applicable award, and then (B) reducing such amount by the total number of stock units and/or stock options previously vested for each applicable award, if any.  With respect to stock options awarded to Executive on or after January 1, 2005 (other than the sign-on stock option award identified in Executive's offer letter dated June 27, 2005) that remain unexercised as of the Date of Termination (including those that vest pursuant to this Paragraph 1(a)(v) and those that previously vested, if any), the period during which Executive may exercise such options shall be extended through the earlier of (x) one (1) year from the Date of Termination, (y) the latest expiration date of the original applicable stock option award or (z) the tenth anniversary of the original date of grant of the applicable stock option award;

(vi)    with regard to the sign-on stock option award identified in Executive's offer letter dated June 27, 2005, all options that remain unvested on the date of termination shall immediately vest and shall be immediately freed of any restrictions regarding their sale or transfer (other than any such restrictions arising by operation of law), and the period during which Executive may exercise such options shall be extended through the earlier of (x) one (1) year from the Date of Termination, (y) the latest expiration date of the original applicable stock option award or (z) the tenth anniversary of the original date of grant of the applicable stock option award;

(vii)   with regard to any deferred stock units, including those granted to Executive on September 1, 2006, the disposition of such awards upon termination of Executive's employment shall be determined pursuant to the terms of the EDS Executive Deferral Plan and the specific provisions of each individual deferred stock unit award agreement and this Agreement shall have no force and/or effect with regard to such deferred stock units;

(viii)   Executive shall be eligible to participate in the EDS 1998 Supplemental Executive Retirement Plan ("SERP") and Executive shall be provided an enhanced benefit under the SERP calculated by adding 1.5 Years of Credited Service (a total of 2.5 Years of Credited Service) for each full year of completed service during Executive's first four years of employment, and by adding 2.0 Years of Credited Service (a total of 3.0 Years of Credited Service) for each full year of completed service during Executive's fifth through seventh year of employment with EDS.  The additional Years of Credited Service used to calculate the enhanced SERP benefit shall not apply in calculating the Years of Credited Service for purposes of determining SERP Vesting.  Executive's SERP benefit shall become fully vested (100%) on the three (3) year anniversary of employment with EDS, or earlier if so provided pursuant to the terms and conditions of the SERP or in the event the Executive is terminated without Cause or resigns for Good Reason (as both are defined in Exhibit "A") before the date on which Executive would otherwise have become fully vested in his SERP benefits pursuant to the terms and conditions of the SERP (excluding an involuntary termination following a change of control).  The benefit Executive is eligible to receive pursuant to the SERP and this paragraph may be reduced in accordance with the terms of the SERP if Executive is terminated prior to attaining the age of 62.  Additionally, in the event Executive is involuntarily terminated without Cause or resigns for Good Reason (as both are defined in Exhibit "A") prior to the date on which Executive would otherwise have become fully vested in his SERP benefits pursuant to the terms and conditions of the SERP, the net present value of the Executive's SERP benefit that vests as a result of such termination shall be limited to 99% of Executive's then current base salary plus annual bonus target as approved by the Compensation and Benefits Committee for the year in which Executive is terminated;

(ix)    a lump sum payment, within 53 days after the Date of Termination, in the amount of $10,000, which is equivalent to the annual amount of financial counseling services provided to executives pursuant to EDS' Executive Financial Counseling Program, less all applicable deductions; and

(x)     a lump sum payment, within 53 days after the Date of Termination, equivalent to the estimated cost of eighteen (18) months of COBRA continuation coverage under the EDS Health and Dental Benefit Plan based on Executive's coverage in effect on the date of his/her separation, less all applicable deductions.

(b)  If, on the Date of Termination, Executive is a Specified Employee (as such term is defined and determined under the terms of the EDS Benefit Restoration Plan or successor plan(s)):

(i)     subject to Paragraph 1(b)(iii) below, any cash payment required to be paid to Executive pursuant to Paragraphs 1(a)(ii), (iii), (ix) and (x) of this Agreement will, instead of being paid to Executive, be paid by the Company to the EDS Rabbi Trust for Specified Employees dated August 7, 2007, a copy of which has been delivered to Executive contemporaneously with this Agreement (the "Trust") for the benefit of Executive on the eighth day after Executive signs the separation agreement contemplated by Paragraph 1(e) below, and invested in the trustee's Evergreen Institutional Money Market Fund (or a substantially equivalent money market mutual fund).  Such lump sum payment to the Trust, together with any interest earnings on such payment while being held by the Trust, will be distributed by the trustee to Executive (less applicable deductions and withholdings) on the first business day after the six month anniversary of the Date of Termination;

(ii)     subject to Paragraph 1(b)(iii) below, in exchange for each and every restricted stock unit subject to Paragraph 1(a)(v) above, a lump sum in cash, in an amount equal to (x) the closing price of a share of common stock of the Company as reported on the New York Stock Exchange on the last trading day immediately prior to the Date of Termination plus (y) any dividend payments on a share of common stock of the Company where the record date for such dividends is on or after the Date of Termination but before the date of payment contemplated by this subparagraph (ii), will be paid by the Company to the Trust for the benefit of the Grantee on the eighth day after Executive signs the separation agreement contemplated by Paragraph 1(e) below, and invested in the trustee's Evergreen Institutional Money Market Fund (or a substantially equivalent money market mutual fund).  Such lump sum payment to the Trust, together with any earnings on such payment while being held by the Trust, will be distributed by the trustee to Executive (less applicable deductions and withholdings) on the first business day after the six month anniversary of the Date of Termination;  and

(iii)    notwithstanding anything in this Paragraph 1(b) to the contrary, none of the amounts described in Paragraphs 1(b)(i) or (ii) above shall be paid into the Trust but instead such amounts shall be paid by EDS to the Executive (less applicable deductions and withholdings) on the first business day after the six month anniversary of the Date of Termination if Executive is an "applicable covered employee" (as such term is defined in Code Section 409A(b)(3)(D)) on the Date of Termination, and if (x) on the Date of Termination the EDS Retirement Plan or any successor plan is in "at-risk" status (as such term is defined in Code Section 430(i)), (y) on the Date of Termination the Company is a debtor in a case under Title 11 of the United States Code or similar Federal or State law or (z) the Date of Termination falls in the twelve month period beginning on the date which is six months prior to the Date of Termination of the EDS Retirement Plan or any successor plan where, as of the date of such termination, the plan is not sufficient for benefit liabilities (within the meaning of Section 4041 of the Employee Retirement Income Security Act of 1974, as amended).  In addition, none of the amounts described in Paragraphs (1)(b)(i) or (ii) above shall be paid into the Trust if such payment would violate the restriction under Code Section 409A(b)(2), but instead such amounts shall be paid by EDS to Executive (less applicable deductions and withholdings) on the first business day after the six month anniversary of the Date of Termination.

(c)  Except as otherwise provided in this Agreement or as may otherwise expressly and specifically be provided for pursuant to the terms of a separately entered into agreement between the Company and Executive, if Executive receives pay or benefits pursuant to this Agreement, Executive understands and acknowledges he/she shall not be eligible to receive any other form of severance and/or separation pay or benefits from the Company.  Executive also understands and acknowledges that the compensation, benefits and other consideration provided hereunder shall constitute his/her sole and exclusive rights to any payments or benefits from EDS, and he/she shall receive no consideration or benefits other than those expressly granted herein, except for pay or benefits to which he/she may be entitled, if any: (i) under any EDS plan qualified under Section 401(a) of the Internal Revenue Code, including the EDS Retirement Plan and EDS 401(k) Plan, as well as the EDS Benefit Restoration Plan; (ii) under the EDS Executive Deferral Plan; (iii) pursuant to any indemnification agreements between Executive and EDS; (iv) under any applicable directors and officers or other liability insurance policies; and (v) pursuant to Executive's current 2007 Change of Control Employment Agreement as a result of a termination or resignation in anticipation of a Change of Control as provided in Section 3(C) of such change of Control Employment Agreement, provided, however, the pay and/or benefits to which Executive would otherwise be eligible to receive as a result of a termination or resignation in anticipation of a Change of Control under Section 3(C) of his/her Change of Control Employment Agreement shall be reduced by the pay and benefits, if any, provided to Executive pursuant to this Agreement.

(d)  Notwithstanding any provision in this Agreement to the contrary, this Agreement and the form separation agreement in Exhibit B will be interpreted and applied so that the Agreement does not fail to meet, and is operated in accordance with, the requirements of Section 409A of the Internal Revenue Code and the regulations thereunder.

(e) Executive's receipt of the separation benefits described in Paragraph 1(a) or 2 of this Agreement and/or the payment of funds into a trust as provided in Paragraph 1(b) of this Agreement are contingent upon Executive signing a separation agreement consistent with the terms of Exhibit B (which will include amongst its other terms an agreement by Executive to release and/or waive any and all existing claims he/she may have against EDS) no later than 45 days after the Date of Termination.  The receipt and/or payment of the separation benefits described in Paragraphs 1(a), 1(b) and 2 are further contingent upon the separation agreement signed by Executive becoming effective.

(f) Executive may voluntarily resign from employment at any time, for any reason, but agrees to provide EDS with 60 days advance written notice of such resignation (except a resignation for Good Reason).  If Executive resigns for any reason other than Good Reason, Executive further agrees that EDS may, at its sole discretion, waive all or part of such notice period and may immediately, or at any time during the notice period, accept Executive's resignation, with no further obligation to pay Executive any compensation or benefits (including any payments or benefits EDS would otherwise have been required to provide to Executive pursuant to Paragraph 1(a) of this Agreement), except as may be required by law (e.g., COBRA benefits or pension benefits, if applicable).

2.         Certain Additional Payments:

(a)        Anything in this Agreement to the contrary notwithstanding, in the event it is determined by the Internal Revenue Service that any payment or distribution to or for the benefit of the Executive under this Agreement (determined without regard to any additional payments required under this Paragraph 2) (a "Payment") is subject to the excise tax imposed by Section 409A of the Internal Revenue Code of 1986, as amended (the "Code") or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross‑Up Payment"), within five days after the date EDS receives notice of such Internal Revenue Service determination (including a copy of such determination) but no later than the date Executive is required to remit the Excise Tax to the Internal Revenue Service, in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross‑Up Payment, the Executive retains an amount of the Gross‑Up Payment equal to the Excise Tax imposed upon the Payments.  Executive acknowledges that the Gross-Up Payment can be withheld from Executive by the Company and, instead, paid to the Internal Revenue Service on behalf of the Executive.

(b)        The Executive shall notify the Company in writing of any claims by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross‑Up Payment.  Such notification shall be given as soon as practicable but no later than 30 days after the Executive actually receives notice in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid; provided, however, that the failure of the Executive to notify the Company of such claim (or to provide any required information with respect thereto) shall not affect any rights granted to the Executive under this Paragraph 2 except to the extent that the Company is materially prejudiced in the defense of such claim as a direct result of such failure.  The Executive shall not pay such claim prior to the expiration of the 30‑day period following the date on which he/she gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).  If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

(i)      give the Company any information reasonably requested by the Company relating to such claim;

(ii)     take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by the Company and reasonably acceptable to the Executive;

(iii)    cooperate with the Company in good faith in order effectively to contest such claim; and

(iv)    if the Company elects not to assume and control the defense of such claim, permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after‑tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.  Without limitation on the foregoing provisions of this Paragraph 2(b), the Company shall have the right, at its sole option, to assume the defense of and control all proceedings in connection with such contest, in which case it may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall, within five days after the date Executive notifies the Company of the claim (including providing the Company a copy of such claim) but no later than the date the payment of taxes with respect to such claim is due, advance the amount of such payment to the Executive, on an interest‑free basis, and indemnify and hold the Executive harmless, on an after‑tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount.  Furthermore, the Company's right to assume the defense of and control the contest shall be limited to issues with respect to which a Gross‑Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(c)        If, after the receipt by the Executive of an amount advanced by the Company pursuant to Paragraph 2(b), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Paragraph 2(b)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).  If, after the receipt by the Executive of an amount advanced by the Company pursuant to Paragraph 2(b), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross‑Up Payment required to be paid.

(d)       Notwithstanding anything in this Paragraph 2 to the contrary, unless an earlier payment date is specified above, the Company shall, in accordance with Treasury Regulation Section 1.409A-3(i)(1)(v), pay Executive (or in the case of costs and expenses payable under Paragraph 2(b), pay on the Executive's behalf) all amounts to which Executive is entitled under this Paragraph 2 no later than the end of the second calendar year following the calendar year in which the Excise Tax or Tax is remitted to the Internal Revenue Service (or in the case of costs and expenses payable under Paragraph 2(b) where it is determined that no Excise Tax or Tax is owed by the Executive, no later than the end of the second calendar year following the calendar year in which there is a final and non-appealable settlement or other resolution of the contest).

3.         Entire Agreement:

This Agreement, in conjunction with Executive's Offer Letter dated June 27, 2005, Executive's Indemnification Agreement,  Executive's Change of Control Employment Agreement, all written agreements Executive enters into with EDS in connection with the EDS Executive Deferral Plan, as well as all written agreements Executive enters into with EDS in connection with the Amended and Restated 2003 Incentive Plan of Electronic Data Systems Corporation (and all prior or subsequent amendments), which agreements, if any, are incorporated herein by reference, constitute the entire agreement between Executive and EDS with regard to the subject matters herein, and supersede and prevail over all other prior and/or contemporaneous agreements, understandings or representations by or between the parties, whether oral or written, regarding such matters.  This Agreement may not be modified or amended, and there shall be no waiver of its provisions, except by a written instrument executed by Executive and the Chief Executive Officer of EDS.  To the extent provisions in this Agreement directly conflict with provisions in the above-referenced agreements, the provisions in this Agreement shall control.

4.         Notice:

            All
notices shall be in writing and shall be given, if by Executive to EDS, by telecopy or facsimile transmission at the telecommunications number set forth below and, if by either EDS or Executive, either by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:

Ronald A. Rittenmeyer

[address]

 If
to EDS:

Electronic Data Systems Corporation

5400 Legacy Drive
H3-1A-58

Plano, Texas 75024

Telecommunications
Number:  (972) 605-1926

Attention:  Michael
E. Paolucci,

                 Vice
President, Global Compensation & Benefits

               IN WITNESS WHEREOF, the parties have executed this Agreement to be binding and enforceable on the Effective Date.

ELECTRONIC DATA SYSTEMS
CORPORATION

/S/ MICHAEL H. JORDAN                                      Date:  August
13, 2007

By:   Michael H. Jordan

         Chairman of the Board and

         Chief
Executive Officer

/S/ RONALD A. RITTENMEYER                           Date:  August 8,
2007

Ronald
A. Rittenmeyer

Exhibit A

"Cause" means: the Executive has (a) been convicted of, or
pleaded guilty to, a felony involving theft or moral turpitude; (b) willfully and materially failed to follow EDS' lawful and appropriate policies, directives or orders applicable to EDS employees holding comparable positions that resulted in significant harm to EDS (recognizing that Executive shall not be obligated to follow policies, directives or orders that are unethical or would require Executive to violate his/her duties and/or obligations to EDS, its Board of Directors, or its shareholders);  (c) willfully and  intentionally destroyed or stolen EDS property or falsified EDS documents;  (d) willfully and materially violated the EDS Code of Business Conduct that resulted in significant harm to EDS; or (e) engaged in conduct that constitutes willful gross neglect with respect to employment duties that resulted in significant harm to EDS.  For purposes of the definition of Cause, no act or failure to act on the part of the Executive shall be considered "willful" unless it is done, or omitted to be done, by the Executive intentionally, in bad faith and without reasonable belief that the Executive's action or omission was in the best interest of EDS.

"Date
of Termination" means, in accordance with Treasury Regulation Section
1.409A-1(h)(1), the date on which Executive's employment terminates such that
EDS anticipates no further services will be performed by Executive for EDS (or any services are reduced by 80% or more as provided by Treasury Regulation Section 1.409A-1(h)(1)(ii)).

"Good
Reason" shall mean to reduce Executive's base salary and/or annual target bonus
(as a percentage of base salary) without Executive's consent, except in the event of a reduction in such compensation generally applicable to all similarly situated executives, in which case Executive will be treated no less favorably than similarly situated executives.  Good Reason shall not be considered to have occurred unless Executive first provides EDS written notice alleging
Good Reason exists for Executive to terminate his/her employment, and EDS has failed to remedy such condition within 30 days after receipt of such written notice.

Exhibit B

FORM OF SEPARATION AGREEMENT

AGREEMENT BETWEEN

ELECTRONIC DATA SYSTEMS CORPORATION

AND

RONALD A. RITTENMEYER

This Agreement between EDS (hereinafter defined), and Ronald A. Rittenmeyer ("Executive") is entered into effective as of the Effective Date (hereinafter defined).

I.  RECITALS

  1.            Executive has been employed as an executive of EDS and in such capacity has had access to and has obtained trade secrets, and highly confidential business, technological, customer, and strategic information, as well as business and other proprietary information relating to the internal affairs of EDS.

    2.            Pursuant to the terms of this Agreement, Executive will receive substantial compensation and other benefits that otherwise would not be available to him/her.

        3.            It is the desire of both parties that Executive's separation be amicable.

            4.            As set forth below, EDS is providing the Executive benefits of substantial value under this Agreement, and Executive agrees to be strictly bound by the terms hereof.

THEREFORE, in order to set forth the terms, conditions and covenants upon which the parties have agreed, EDS and Executive agree as follows:

II.  CERTAIN DEFINITIONS

              1.            "EDS" shall mean Electronic Data Systems Corporation, a Delaware corporation, all its direct and indirect subsidiaries, all its affiliated entities, and all its successors and assigns, and the employees, agents, attorneys, officers and directors of each of them.

                  2.            "EDS Information" shall mean all business information, technological information, intellectual property, trade secrets, customer and other confidential information belonging to EDS or relating to EDS' internal affairs, or information relating to its business, technology and customers which is not readily available to the general public.

                      3.            The term "Participate" shall mean lending one's name to, acting as a consultant or advisor to, being retained or employed by, or acquiring any direct or indirect interest in any business or enterprise, whether as a stockholder, partner, officer, director, employee or otherwise (other than by ownership of less than five percent of the stock of a publicly‑held corporation).

                              4.            The term "Effective Date" shall be the date seven days after Executive signs this Agreement on the signature page below without having revoked pursuant to Subsection 9 of Section III this Agreement.

III.  TERMS

                                1.
                                Resignation.  Effective as of the close of business on _______ __, 20__, (the "Date of Separation") Executive shall resign from all positions held by him/her at EDS (including without limitation any positions as an officer and/or director), and from all positions he/she holds on behalf of EDS (e.g., external board memberships).

                                    2.
                                    Non‑Competition and Other Conduct.  Executive acknowledges and agrees that under the terms and the provisions of this Agreement, and in consideration for compliance with the terms, conditions and covenants hereunder, he/she will receive benefits from EDS that would not otherwise be available to him/her, and that such benefits are substantial and material.  Executive further acknowledges and agrees that in the course of his/her employment with EDS he/she has been entrusted with, and been privy to, sensitive, privileged and confidential EDS Information, and as an executive of EDS has participated in the legal affairs, management, strategic planning and development of the business and services of EDS, the analysis of the needs and requirements of EDS' customers, and other similar matters that, if discussed, communicated, or disclosed to third parties or used in competition with EDS, would be highly detrimental to EDS.  In addition, Executive has been entrusted with, and has obtained, other EDS Information.  Accordingly, Executive agrees to the following provisions and covenants:

                                                       2.1
                                        Non‑Competition.  For six (6) months following Executive's resignation from EDS he/she will not (without EDS' express written waiver), directly or indirectly, engage in the following conduct wherever EDS is marketing or providing its services or products:

                                            a. Participate in any activity as or for a competitor of EDS, which is the same or similar to the activities in which Executive was involved at EDS;

                                                b. Hire, attempt to hire or assist any other person or entity in hiring or attempting to hire an employee of EDS, or any person who was an EDS employee within the preceding six‑month period;

                                                    c. Solicit, in competition with EDS, the business of any EDS customer or any entity whose business EDS was actively soliciting during the preceding six-month period;

                                                        d. Consult with or accept employment with any existing or prospective customer, contractor, alliance partner or venture partner of EDS with respect to any matters or transactions in which EDS has an economic or financial interest (for purposes of this Subsection 2.1d., prospective customer, contractor, alliance partner or venture partner means any person or entity to or with which EDS is proposing or negotiating any business relationship);

                                                                  e.  Participate voluntarily with any person or entity that is involved in a potential or existing business or legal dispute with EDS, including but not limited to litigation, except as may be required by law.

                                                                      With regard to the prohibitions contained in Subsections 2.1 of Section III of this Agreement, EDS agrees it shall exercise good faith in considering Executive's requests for written waivers, and EDS agrees its decisions in that regard shall be reasonable and based on rational business concerns and/or judgment.  In the event Executive wishes to request a waiver of any provision of this Subsection 2.1, he/she shall do so in writing addressed to the General Counsel of EDS.

               2.2
                                                                          Other Conduct.  Executive will not discuss, disclose, communicate, or use for any purpose any EDS Information.  By way of example and not by way of limitation, absent written approval from EDS, Executive shall not publish any books or articles related to his/her employment at EDS and shall not grant interviews and/or make appearances related to his/her employment at EDS.  Executive also agrees that absent written approval by EDS, he/she shall make no public statements nor publish in any form any information related to his/her separation and/or pending separation from EDS.  Executive further agrees he/she will not commit any act or make any statement that is, or could reasonably be interpreted as, detrimental to the business, reputation, or good will of EDS, including disparaging or embarrassing EDS or its officers, directors, agents, attorneys and other personnel, or discussing the internal or private business affairs of EDS with any third parties.  However, Subsection 2.2 shall not prohibit Executive from communicating to third parties general information about his/her duties and responsibilities while employed by EDS, general information about EDS that is readily available to the general public, and general information about the positions he/she held while employed by EDS.  No later than ________ __, 20__, Executive shall return to EDS all EDS property and equipment, and, any and all documents (including all electronic material and duplicate copies) and other tangible items of or containing EDS Information which are in Executive's possession, custody or control, or which come into his/her possession, custody, or control after the Effective Date of this Agreement.  EDS and Executive acknowledge that nothing in this Agreement shall preclude Executive from providing truthful testimony if mandated by subpoena or court order to do so, or from cooperating fully with any request from a governmental agency.

               2.3         Remedies.  If the scope of any provision contained in this Agreement is too broad to permit enforcement of such provision to its full extent, then such provision shall be reformed and/or modified to exclude the unenforceable language, and enforced as reformed or modified to the maximum extent permitted by law, in any proceedings brought to enforce such provision.  Subject to the provisions of the foregoing sentence, whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision, to the extent of such prohibition or invalidity, shall be deemed not to be a part of this Agreement, and shall not invalidate the remainder of such provision or the remaining provisions of this Agreement.  Executive understands and agrees that EDS would be irreparably damaged in the event that the provisions of Subsection 2 of Section III of this Agreement are violated, and agrees that EDS shall be entitled (in addition to any other remedy to which it may be entitled, at law or in equity) to an injunction or injunctions to redress breaches of this Agreement and to specifically enforce the terms and provisions hereof.  Executive shall be responsible for reimbursing EDS for the costs and attorneys' fees associated with litigation pursuant to Subsection 2 of Section III of this Agreement, provided EDS substantially prevails in such litigation.

3.            Cooperation.  Executive covenants and agrees that from and after the Effective Date, he/she will reasonably cooperate with EDS, its officers, employees, agents, affiliates and attorneys in the defense or prosecution of any lawsuit, dispute, investigation or other legal proceedings or any preparation for any such disputes or proceedings that may be anticipated or threatened ("Proceedings").  Executive further covenants and agrees that he/she will reasonably cooperate with EDS, its officers, employees, agents, affiliates and attorneys on any other matter ("Matters") related to EDS business during the period of Executive's employment with EDS.  Executive also covenants and agrees that he/she will reasonably cooperate with EDS, its officers, employees, agents, affiliates and attorneys in responding to any form of media inquiry or in making any form of public comment related to his/her employment at EDS, including, but not limited to, his/her separation from EDS.

Such cooperation shall include providing true and accurate information or documents concerning, or affidavits or testimony about, all or any matters at issue in any Proceedings/Matters as shall from time to time be reasonably requested by EDS, and shall be within the knowledge of Executive.  Such cooperation shall be provided by Executive without remuneration, but Executive shall be entitled to reimbursement for all reasonable and appropriate expenses incurred by him/her in so cooperating, including (by way of example and not by way of limitation) airplane fares, hotel accommodations, meal charges and other similar expenses to attend Proceedings/Matters outside of the city of Executive's residence.  In the event Executive is made aware of any issue or matter related to EDS, is asked by a third party to provide information regarding EDS, or is called other than by EDS as a witness to testify in any matter related to EDS, Executive will notify EDS immediately in order to give EDS a reasonable opportunity to respond and/or participate in such Proceeding/Matter.

4.            Compensation, Benefits and Other Consideration to be Received by Executive.  Following the Effective Date of this Agreement and subject to Executive's ongoing compliance with the terms, conditions, and covenants in this Agreement, Executive shall be entitled to the following compensation, benefits and other consideration to be paid or conveyed pursuant to the terms, conditions and covenants in this Agreement, as set forth below:

            [If Executive is not a Specified Employee on the Date of Separation.]

a. Through _________ __, 20__, Executive shall continue to receive his/her current annual base salary of $________ per year, less all applicable deductions;

b. No later than ________ __, 20__, EDS agrees to provide Executive with a payment in the gross lump sum amount of $______, which is equivalent to the sum of two (2) times Executive's final annual base salary ($_______) and two (2) times Executive's annual performance bonus target for 20__, less all applicable deductions;

c.  A Prorated Portion of any unvested Performance RSUs awarded to Executive on or after January 1, 2005, shall vest and will be issued on the regularly scheduled vesting date, as provided in the grant agreement for such Performance RSUs, and will be subject to all restrictions regarding their sale or transfer as specified in the applicable grant agreement.  For purposes of this Agreement, the term "Performance RSUs" shall mean restricted stock units awarded to Executive pursuant to a grant agreement specifying that the actual number of stock units to ultimately be awarded at the end of the performance period is contingent upon specified criteria related to EDS' performance.  For purposes of this subparagraph 4(c), the "Prorated Portion" shall be determined by multiplying the number of Performance RSUs that would have otherwise vested on the scheduled vesting date following the completion of the performance period if Executive had not previously separated from employment with EDS (based on EDS' achievement of the specified performance metrics for the applicable Performance RSUs, as provided for in the applicable grant agreement) by a fraction, the numerator of which shall be the number of complete months between the commencement date of the performance period for the applicable Performance RSUs and the Date of Separation, and the denominator being the total number of months in the performance period for the applicable Performance RSUs;

d.  Excluding any Performance RSUs, the sign-on stock option award identified in Executive's offer letter dated June 27, 2005, and any deferred stock units, a Prorated Portion of all other restricted stock units and/or stock options awarded to Executive on or after January 1, 2005, that remain unvested on the Date of Separation shall immediately vest as of the Effective Date of this Agreement and shall be immediately freed of any restrictions regarding their sale or transfer (other than any such restrictions arising by operation of law), and such restricted stock units will be issued no later than ________ __, 20__.  For purposes of this subparagraph 4(d), the "Prorated Portion" shall be determined by: (A) multiplying the number of stock units and/or stock options granted in association with each applicable award by a fraction (not to exceed 1.0), the numerator of which shall be the number of complete months between the grant date for each applicable award and Executive's Date of Separation, and the denominator being the total number of months between the grant date and the last vesting date when such grant becomes fully vested (100%) for each applicable award, and then (B) reducing such amount by the total number of stock units and/or stock options previously vested for each applicable award, if any.  With respect to stock options awarded to Executive on or after January 1, 2005 (other than the sign-on stock option award identified in Executive's offer letter dated June 27, 2005) that remain unexercised as of the Date of Separation (including those that vest pursuant to this subparagraph 4(d) and those that previously vested, if any), the period during which Executive may exercise such options shall be extended through the earlier of (x) one (1) year from the Date of Separation, (y) the latest expiration date of the original applicable stock option award or (z) the tenth anniversary of the original date of grant of the applicable stock option award;

e.  With regard to the sign-on stock option award identified in Executive's offer letter dated June 27, 2005, all options that remain unvested on the Date of Separation shall immediately vest on the Effective Date of this Agreement and shall be immediately freed of any restrictions regarding their sale or transfer (other than any such restrictions arising by operation of law or pursuant to the terms of the EDS Executive

Deferral Plan), and the period during which Executive may exercise such options shall be extended through the earlier of (x) one (1) year from the Date of Separation, (y) the latest expiration date of the original applicable stock option award or (z) the tenth anniversary of the original date of grant of the applicable stock option award;

f.  With regard to the deferred stock
units, including those granted to Executive on September 1, 2006, the disposition of such awards upon termination of Executive's employment shall be determined pursuant to the terms of the EDS Executive Deferral Plan and the specific provisions of each individual deferred stock unit award agreement and this Agreement shall have no force and/or effect with regard to such deferred stock units;

g.  [If Applicable] Executive shall be fully vested in and eligible to participate in the EDS 1998 Supplemental Executive Retirement Plan ("SERP") and Executive shall be provided an enhanced benefit under the SERP calculated by adding 1.5 Years of Credited Service (a total of 2.5 Years of Credited Service) for each full year of completed service during Executive's first four years of employment, and by adding 2.0 Years of Credited Service (a total of 3.0 Years of Credited Service) for each full year of completed service during Executive's fifth through seventh year of employment with EDS.  Such additional Years of Credited Service used to calculate the enhanced SERP benefit shall not apply in calculating the Years of Credited Service for purposes of determining SERP Vesting.  The benefit Executive is eligible to receive pursuant to the SERP and this paragraph may be reduced in accordance with the terms of the SERP if Executive is terminated prior to attaining the age of 62.  Additionally, in the event Executive is involuntarily terminated without "Cause" or resigns for "Good Reason" (as defined in the Executive Severance Benefit Agreement) prior to the date on which Executive would otherwise have become fully vested in his SERP benefits pursuant to the terms and conditions of the SERP, the net present value of the Executive's SERP benefit that vests as a result of such termination shall be limited to 99% of Executive's then current base salary plus annual bonus target as approved by the Compensation and Benefits Committee for the year in which Executive is terminated;

h.  No later than ________ __, 20__, EDS agrees to provide Executive with a payment in the gross lump sum amount of $10,000, which is equivalent to the annual amount of financial counseling services provided to executives pursuant to EDS' Executive Financial Counseling Program, less all applicable deductions; and

i.  No later than ________ __, 20__, EDS agrees to provide Executive with a payment in the gross lump sum amount of $______, which is equivalent to the estimated cost of eighteen (18) months of COBRA continuation coverage under the EDS Health and Dental Benefit Plan based on Executive's coverage in effect on the date of his/her separation, less all applicable deductions.

            [If Executive is a Specified Employee on the Date of Separation.]

a. Through _________ __, 20__, Executive shall continue to receive his/her current annual base salary of $________ per year, less all applicable deductions;

b. No later than ________ __, 20__, EDS agrees to pay the following amounts into the EDS Rabbi Trust for Specified Employees (the "Trust") for the benefit of Executive and invested in the trustee's Evergreen Institutional Money Market Fund (or a substantially equivalent money market mutual fund), and such lump sum payment to the Trust, together with any earnings on such payment while being held by the Trust, will be distributed by the trustee to Executive (less applicable deductions and withholdings) on the first business day after the six month anniversary of the Date of Separation:

(i)   a payment in the gross lump sum amount of $______, which is equivalent to the sum of two (2) times Executive's final annual base salary ($_______) and two (2) times Executive's annual performance bonus target for 20__;

(ii)  in exchange for each and every restricted stock unit granted to Executive pursuant to the award agreements between EDS and Executive dated [LIST], a lump sum amount in cash in an amount equal to (x) the closing price of a share of common stock of the Company as reported on the New York Stock Exchange on the last trading day immediately prior to the Date of Separation plus (y) any dividend payments on a share of common stock of the Company where the record date for such dividends is on or after the Date of Separation but before [the date of payment contemplated by this subparagraph (ii)];

(iii) a payment in the gross lump sum amount of $10,000, which is equivalent to the annual amount of financial counseling services provided to executives pursuant to EDS' Executive Financial Counseling Program; and

(iv) a payment in the gross lump sum amount of $______, which is equivalent to the estimated cost of eighteen (18) months of COBRA continuation coverage under the EDS Health and Dental Benefit Plan based on Executive's coverage in effect on the date of his/her separation.

c.  A Prorated Portion of any unvested Performance RSUs awarded to Executive on or after January 1, 2005, shall vest and will be issued on the regularly scheduled vesting date, as provided in the grant agreement for such Performance RSUs, and will be subject to all restrictions regarding their sale or transfer as specified in the applicable grant agreement.  For purposes of this Agreement, the term "Performance RSUs" shall mean restricted stock units (other than deferred stock units) awarded to Executive pursuant to a grant agreement specifying that the actual number of stock units to ultimately be awarded at the end of the performance period is contingent upon specified criteria related to EDS' performance.  For purposes of this subparagraph 4(c), the "Prorated Portion" shall be determined by multiplying the number of Performance RSUs that would have otherwise vested on the scheduled vesting date following the completion of the performance period if Executive had not previously separated from employment with EDS (based on EDS' achievement of the specified performance metrics for the applicable Performance RSUs, as provided for in the applicable grant agreement) by a fraction, the numerator of which shall be the number of complete months between the commencement date of the performance period for the applicable Performance RSUs and the Date of Separation, and the denominator being the total number of months in the performance period for the applicable Performance RSUs;

d.  Excluding the sign-on stock option award identified in Executive's offer letter dated June 27, 2005, a Prorated Portion of all other stock options awarded to Executive on or after January 1, 2005, that remain unvested on the Date of Separation shall immediately vest as of the Effective Date of this Agreement and shall be immediately freed of any restrictions regarding their sale or transfer (other than any such restrictions arising by operation of law), and such restricted stock units will be issued no later than ________ __, 20__.  For purposes of this subparagraph 4(d), the "Prorated Portion" shall be determined by: (A) multiplying the number of stock options granted in association with each applicable award by a fraction (not to exceed 1.0), the numerator of which shall be the number of complete months between the grant date for each applicable award and Executive's Date of Separation, and the denominator being the total number of months between the grant date and the last vesting date when such grant becomes fully vested (100%) for each applicable award, and then (B) reducing such amount by the total number of stock options previously vested for each applicable award, if any.  With respect to stock options awarded to Executive on or after January 1, 2005 (other than the sign-on stock option award identified in Executive's offer letter dated June 27, 2005) that remain unexercised as of the Date of Separation (including those that vest pursuant to this subparagraph 4(d) and those that previously vested, if any), the period during which Executive may exercise such options shall be extended through the earlier of (x) one (1) year from the Date of Separation, (y) the latest expiration date of the original applicable stock option award or (z) the tenth anniversary of the original date of grant of the applicable stock option award;

e.  With regard to the sign-on stock option award identified in Executive's offer letter dated June 27, 2005, all options that remain unvested on the Date of Separation shall immediately vest on the Effective Date of this Agreement and shall be immediately freed of any restrictions regarding their sale or transfer (other than any such restrictions arising by operation of law), and the period during which Executive may exercise such options shall be extended through the earlier of (x) one (1) year from the Date of Separation, (y) the latest expiration date of the original applicable stock option award or (z) the tenth anniversary of the original date of grant of the applicable stock option award;

f.  With regard to any deferred stock
units, including those granted to Executive on September 1, 2006, the disposition of such awards upon termination of Executive's employment shall be determined pursuant to the terms of the EDS Executive Deferral Plan and the specific provisions of each individual deferred stock unit award agreement and this Agreement shall have no force and/or effect with regard to such deferred stock units; and

g.  [If applicable] Executive shall be fully vested in and eligible to participate in the EDS 1998 Supplemental Executive Retirement Plan ("SERP") and Executive shall be provided an enhanced benefit under the SERP calculated by adding 1.5 Years of Credited Service (a total of 2.5 Years of Credited Service) for each full year of completed service during Executive's first four years of employment, and by adding 2.0 Years of Credited Service (a total of 3.0 Years of Credited Service) for each full year of completed service during Executive's fifth through seventh year of employment with EDS.  Such additional Years of Credited Service used to calculate the enhanced SERP benefit shall not apply in calculating the Years of Credited Service for purposes of determining SERP Vesting.  The benefit Executive is eligible to receive pursuant to the SERP and this paragraph may be reduced in accordance with the terms of the SERP if Executive is terminated prior to attaining the age of 62.  Additionally, in the event Executive is involuntarily terminated without "Cause" or resigns for "Good Reason" (as defined in the Executive Severance Benefit Agreement) prior to the date on which Executive would otherwise have become fully vested in his SERP benefits pursuant to the terms and conditions of the SERP, the net present value of the Executive's SERP benefit that vests as a result of such termination shall be limited to 99% of Executive's then current base salary plus annual bonus target as approved by the Compensation and Benefits Committee for the year in which Executive is terminated.

The foregoing compensation, benefits and other consideration to be received by Executive constitute his/her sole and exclusive rights to any payments or benefits from EDS, and Executive shall receive no consideration or benefits other than those expressly granted herein, except for pay or benefits to which he/she may be entitled, if any: (i) under any EDS plan qualified under Section 401(a) of the Internal Revenue Code, including the EDS Retirement Plan and EDS 401(k) Plan, and COBRA benefits pursuant to Internal Revenue Code section 4980B; (ii) under the EDS Benefit Restoration Plan; (iii) under the EDS Executive Deferral Plan; (iv) pursuant to any indemnification agreements between Executive and EDS; (v) under any applicable directors and officers or other liability insurance policies; (vi) pursuant to Executive's current 2007 Change of Control Employment Agreement as a result of a termination or resignation in anticipation of a Change of Control as provided in Section 3(C) of such change of Control Employment Agreement, provided, however, the pay and/or benefits to which Executive would otherwise be eligible to receive as a result of a termination or resignation in anticipation of a Change of Control under Section 3(C) of his/her Change of Control Employment Agreement shall be reduced by the pay and benefits, if any, provided to Executive pursuant to this Agreement; and (vii) pursuant to Paragraph 2 of Executive's Severance Benefit Agreement.

5.            Complete Release.  Executive agrees to release EDS from all claims or demands Executive may have against EDS, including, but not limited to, any claims related to Executive's employment with EDS or separation from that employment and any claims for attorney's fees and costs.  This Agreement includes, without limitation, a release of any rights or claims Executive may have for monetary or other personal relief under the Age Discrimination in Employment Act, as amended, which prohibits age discrimination in employment (other than a claim challenging the validity of the waiver of claims under the Age Discrimination in Employment Act); Title VII of

the Civil Rights Act of 1964, as amended, which prohibits discrimination in employment based on race, color, national origin, religion or sex; the Americans with Disabilities Act, as amended, which prohibits discrimination against individuals with disabilities; the Fair Labor Standards Act, as amended, which regulates matters regarding compensation; the Family and Medical Leave Act, as amended, which regulates matters regarding certain types of leaves; or any other federal, state or local laws or regulations that in any way relate to the employment of individuals and/or prohibit employment discrimination of any form.  This Agreement also includes, without limitation, a release by Executive of any related or unrelated wrongful discharge claims, contractual claims, tort claims or any other claims against EDS.  This Agreement covers both claims that Executive knows about and those he/she may not know about.  Executive expressly waives any right to assert after signing this Agreement that any claim, demand, obligation, or cause of action has through ignorance, oversight, or for any other reason, been omitted from the scope of Subsection 5 of Section III of this Agreement.   Executive further promises never to file a lawsuit, demand, action or otherwise assert any claims that are released in Subsection 5 of Section III of this Agreement (other than a claim filed solely for the purpose of challenging the validity of the waiver of claims under the Age Discrimination in Employment Act).

This Agreement does not include a release of (i) Executive's right, if any, to benefits Executive may be entitled to under any EDS plan qualified under Section 401(a) of the Internal Revenue Code, including the EDS Retirement Plan and EDS 401(k) Plan, under the EDS Benefit Restoration Plan, and COBRA benefits pursuant to Internal Revenue Code section 4980B, (ii) any rights or claims Executive may have under the Age Discrimination in Employment Act which arise after the date Executive signs this Agreement, (iii) any rights pursuant to this Agreement, (iv) Executive's right, if any, to benefits Executive may be entitled to under the EDS Executive Deferral Plan, (v) any rights pursuant to any indemnification agreements between Executive and EDS, (vi) Executive's right, if any, to benefits Executive may be entitled to under any applicable directors and officers or other liability insurance policies, (vii) Executive's right, if any, to pay or benefits pursuant to Executive's February, 2007, Change of Control Employment Agreement as a result of a termination or resignation in anticipation of a Change of Control as provided in Section 3(C) of such change of Control Employment Agreement, provided, however, the pay and/or benefits to which Executive would otherwise be eligible to receive as a result of a termination or resignation in anticipation of a Change of Control under Section 3(C) of his/her Change of Control Employment Agreement shall be reduced by the pay and benefits, if any, provided to Executive pursuant to this Agreement, or (vii) Executive's right, if any, to benefits pursuant to Paragraph 2 of Executive's Severance Benefit Agreement.

6.            Non-Admission of Liability.  By entering into this Agreement, EDS does not admit it has done anything wrong.

7.            Period for Review and Consideration of Agreement.  Executive understands he/she has been given a period of 21 days to review and consider this Agreement before signing it.  Executive further understands he/she may use as much of the 21 day period as he/she wishes prior to signing.

8.            Encouragement to Consult with Attorney.  Executive acknowledges he/she was advised in writing to consult with an attorney before signing this Agreement.

9.            Executive's Right to Revoke Agreement.  Executive may revoke this Agreement within seven days of signing it.  Revocation must be made by delivering a written notice of revocation to EDS.  For the revocation to be effective, written notice must be received by EDS no later than the close of business on the seventh day after Executive signs this Agreement.  If Executive revokes this Agreement, it shall not be effective or enforceable and Executive will not receive the benefits described in Subsection 4 of Section III or any other payments or benefits from EDS, except those to which he/she otherwise is entitled by law.

10.          Amendments.  This Agreement may not be modified or amended, and there shall be no waiver of its provisions, except by a written instrument executed by Executive and a corporate officer of EDS.

11.         Entire Agreement.  This Agreement, in conjunction with Executive's Offer Letter dated June 27, 2005, Executive's Change of Control Agreement, Executive's Indemnification Agreement, Paragraph 2 of Executive's Severance Benefit Agreement, all written agreements Executive enters into with EDS in connection with the EDS Executive Deferral Plan, as well as all written agreements Executive enters into with EDS in connection with the Amended and Restated 2003 Incentive Plan of Electronic Data Systems Corporation (and all prior or subsequent amendments), which agreements, if any, are incorporated herein by reference, constitute the entire agreement of the parties, and supersede and prevail over all other prior agreements, understandings or representations by or between the parties, whether oral or written, with respect to Executive's employment with EDS.  To the extent provisions in this Agreement directly conflict with provisions in the above-referenced agreements, the provisions in this Agreement shall control.

12.         Consequences of Executive's Breach.  Executive agrees that if he/she violates, or fails to respect, honor and comply in a material way with any term, condition or covenant herein, in addition to having its other legal and equitable remedies, EDS is discharged and released from its obligations under this Agreement, including, but not limited to, all obligations to provide any unpaid or unconveyed salary, payments, benefits, or other remuneration described in Subsection 4 of Section III of this Agreement; provided, however, if such violation or failure is not intentional, willful, or grossly negligent, is capable of being cured, and is cured to the reasonable satisfaction of EDS within thirty (30) days after EDS has provided written notice to Executive of such violation or failure, then EDS shall provide Executive any such unpaid or unconveyed salary, payments, benefits or other remuneration after the failure or violation is so corrected or cured.  Executive also recognizes and agrees that if he/she does so violate any of the terms of this Agreement, this Agreement shall remain in full force and effect, including his/her release of all claims.

Additionally, if Executive breaks his/her promise in Subsection 5 of Section III of this Agreement and files a lawsuit or claim based on legal claims that have been released (other than a claim filed solely for the purpose of challenging the validity of the waiver of claims under the Age Discrimination in Employment Act), Executive will pay for all costs incurred by EDS, including its attorneys' fees, in defending against Executive's lawsuit and/or claims.  In addition, if Executive breaks his/her promise in Subsection 5 of Section III of this Agreement and files a lawsuit or claim based on legal claims that have been released (other than a claim filed solely for the purpose of challenging the validity of the waiver of claims under the Age Discrimination in Employment Act), he/she will pay as liquidated damages to EDS a sum of money equal to the gross consideration already provided to Executive pursuant to Subsection 4 of Section III of this Agreement, including, but not limited to, the monetary equivalent of all previously conveyed non-cash benefits.

In addition to the consequences described above, if Executive breaks, in a material way, any of the promises he/she made in Subsections 2.1, 2.2, 3, or 13 of Section III of this Agreement, Executive acknowledges the calculation of the harm done to EDS, and the resulting damages would be extremely difficult to determine.  Therefore, Executive agrees that in the event he/she breaks, in material way, any of the promises he/she made in Subsections 2.1, 2.2, 3, or 13 of Section III of this Agreement, he/she will pay as liquidated damages to EDS a sum of money equal to the gross consideration already provided to Executive pursuant to Subsection 4 of Section III of this Agreement, including, but not limited to, the monetary equivalent of all previously conveyed non-cash benefits; provided, however, if such violation is not intentional, willful, or grossly negligent, is capable of being cured, and is cured to the reasonable satisfaction of EDS within thirty (30) days after EDS has provided written notice to Executive of such violation or failure, then Executive shall not be obligated to pay such liquidated damages.

13.          Confidentiality.  Executive and EDS agree the terms of this Agreement shall be kept strictly confidential, except as may be required by law, and, in the case of EDS, disclosure is permitted as necessary for business purposes.  Executive may disclose such information to individuals retained by him/her to provide advice/guidance on personal financial and/or legal matters, or as may be required by a financial institution for business reasons (but in all such instances only if Executive shall have first obtained from such individuals and/or institutions their written agreement to maintain the confidentiality of such information).

14.          Governing Law.  This Agreement and its enforceability shall be governed by and construed in accordance with the substantive law of the State of Texas.  Any dispute or conflict arising out of or relating to this Agreement, except for an action brought by EDS pursuant to Subsection 2 of Section III of this Agreement, must be brought in a court that has jurisdiction over matters in Collin County, Texas.  Furthermore, Executive agrees such court shall have personal jurisdiction over him/her and further agrees to waive any rights he/she may have to challenge the court's jurisdiction over him/her.

15.          Notices.  All notices and other communications hereunder shall be in writing and shall be given by telecopy or facsimile transmission at the telecommunications number set forth below, by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows and shall be effective upon receipt:

                              If to Executive:

Ronald A. Rittenmeyer

[address]

                               If to EDS:

                               Telecommunications Number:  (972) 605-1926
                               5400 Legacy Drive H3-1A-58
                               Plano, Texas 75024
                               Attention:   Michael E. Paolucci
                                                 Vice President, Global Compensation & Benefits

                               With a copy to:

                               Telecommunications Number (972) 605-0791
                               5400 Legacy Drive H3-3A-05
                               Plano, Texas 75024
                               Attention:   Nick Linn
                                                 Vice President, Legal Affairs

               EXECUTIVE ACKNOWLEDGES HE/SHE HAS READ THIS AGREEMENT, UNDERSTANDS IT AND IS VOLUNTARILY ENTERING INTO IT.

               PLEASE READ THIS AGREEMENT CAREFULLY.  IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

               IN WITNESS WHEREOF, the parties have executed this Agreement to be binding and enforceable on the Effective Date.

EXECUTIVE:                                                      EDS:

_________________________________          ___________________________________
Ronald A. Rittenmeyer                                          By:          Michael H. Jordan
                                                                                            Chairman of the Board and
                                                                                            Chief Executive Officer

Dated:  ___________________________           Dated:    ___________________________

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